Exhibit 99.02

PRESS RELEASE

Horton to retire as senior v.p. of Scripps newspaper group

Boehne, Scripps executive v.p., to head up newspapers

For immediate release	(NYSE: SSP)
Oct. 5, 2004

CINCINNATI – Alan M. Horton, who for more than a decade has guided The E. W. Scripps Company’s daily and community newspapers through a period of unprecedented and rapid change in the media industry, will retire from his role as senior vice president of Scripps newspapers, effective Dec. 31.

Horton will cap a newspaper career that began in 1965 when, fresh out of Yale University, he took a job with Scripps as a reporter for The Cincinnati Post. Horton, 61, spent all but five of the next 40 years with Scripps as a prize-winning reporter, Washington D.C. correspondent, editor, publisher, electronic publishing pioneer and newspaper management executive.

“If he could have hit a curve ball, Alan Horton’s career might have taken him from playing at Yale to the Reds or Yankees,” said William R. Burleigh, chairman of The E. W. Scripps Company. “However, it was Scripps’ good fortune that he became a big leaguer for us instead. In the course of his long and distinguished tenure, he has managed to hit every pitch thrown his way and to find a sure place in the record books. From Pentagon reporter to newspaper editor to corporate executive, Alan has served the company with high ideals and soaring talent. He’s earned his place in our Hall of Fame.”

Richard A. Boehne, 48, executive vice president of Scripps, will be responsible for day-to-day management of the newspaper division following Horton’s retirement.

Horton was named senior vice president of newspapers for Scripps in 1994 after serving three years as vice president of newspaper operations. During his tenure as senior vice president of newspapers, Scripps:

•	Added four newspapers in Texas, including the Corpus Christi Caller-Times, and one in South Carolina through the 1997 acquisition of Harte-Hanks Newspapers.

•	Formed a small cluster with the Evansville (Ind.) Courier & Press by buying The Gleaner in Henderson, Ky., and a nearby weekly.

•	Added to its Southwest Florida cluster, anchored by the Naples Daily News, by buying the weekly Marco Island Eagle.

•	Strengthened its newspaper presence along Florida’s Treasure Coast by acquiring the Vero Beach Press-Journal and The Tribune in Fort Pierce. The Press-Journal and The Tribune are now part of a regional cluster of daily and community newspapers anchored by The Stuart News.

•	Preserved for the next 50 years the independent editorial voice of the Scripps-owned Rocky Mountain News in Denver by successfully forming a 50-50 joint operating agreement with The Denver Post and its parent company, MediaNews Group.

•	Twice won the Pulitzer Prize at the Rocky Mountain News.

•	Strengthened the company’s presence in Colorado’s Rocky Mountain region through the acquisition of the Daily Camera in Boulder.

•	Developed Internet businesses at all of the company’s newspapers that offer a full range of news, information and advertising services. Scripps newspaper Web sites have been profitable since 2001.

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“Alan Horton is one of those rare individuals who excels at turning challenges into opportunities,” said Kenneth W. Lowe, president and chief executive officer of Scripps. “He was a newspaper futurist long before it was vogue, embracing change and serving as one of the industry’s earliest electronic publishing pioneers. He has been unwavering in his commitment to the highest standards of journalistic excellence and he’s mastered an easy, collaborative style of leadership that made him as much a mentor as a manager. His legacy is the contemporary strength of the Scripps newspaper group and the promise they hold for future growth.”

After graduating from Yale in 1965, Horton spent the next 18 years rising through the reporting ranks at Scripps, first as a reporter at The Post and The Cleveland Press, and later in Washington where he was correspondent for three Scripps newspapers and then a national correspondent for the Scripps Howard News Service.

In 1978, Horton left Scripps to accept his first newspaper management position as editor of The Shelbyville (Ind.) News, which was named the state’s Blue Ribbon paper during his tenure. He returned to Scripps in 1983 as managing editor of The Evansville (Ind.) Press. The next year he was appointed general manager of a Scripps and Knight Ridder joint venture in Pittsburgh that experimented with the electronic delivery of information via personal computer.

In 1986 Horton moved to Los Angeles as publisher of 24 non-daily newspapers, which Scripps sold the following year. In 1987 he was named editor of the Naples Daily News which was cited as one of the country’s best 10 newspapers under-50,000 circulation. He was promoted to the corporate staff in 1991.

Horton has been active in industry associations, serving eight years on the Newspaper Association of America’s board, and once chairing the American Society of Newspaper Editors Ethics Committee. He still chairs the NAA’s Industry Development (Horizon Watching) committee, and is a member of the American Press Institute’s board.

“I don’t feel my age and I still love what I do, but I’ve been doing my current job for almost 11 years,” Horton said. “It’s time for someone to take a fresh look at how our newspapers do their thing. And it’s definitely time for me to find ways to give back and enjoy my grandchildren.”

Horton said, “I’ve operated on the theory that the most important things someone in my position can do are to select the best possible editors and publishers, to engender a culture that starts with a willingness to listen to readers and advertisers and then to embrace change. Along the way, I’ve done a fair amount of preaching about people and culture, about producing quality products with edge and personality and about delivering response for advertisers.”

“With the exception of several talented executives who came with acquisitions, I’ve had the final say on the promotions that put our editors and publishers in their current positions,” Horton said. “I’m very proud of each and every Scripps publisher and editor. I’m biased, but I believe the Scripps Newspapers never had more able leaders.”

Boehne, Horton’s successor as head of the Scripps newspaper division, has been executive vice president of Scripps since 1999. He oversees the company’s daily operations and spearheads strategic initiatives, which he will continue to do in addition to heading the newspaper division. He was the company’s vice president for communications and investor relations from 1995-99.

“Alan’s retirement leaves some very big shoes to fill,” Lowe said. “Fortunately, we’re blessed with deep bench strength at Scripps and, in Rich Boehne, we have an executive of the highest caliber at the ready to take the reins of our newspaper division. Rich’s background as a newspaper reporter and editor, combined with the invaluable role he plays as a member of the company’s senior management team, makes him particularly well suited to take on this important assignment.”

Boehne joined the corporate staff in 1988 as manager of corporate communications, just prior to the company’s initial public stock offering. He was promoted to director of corporate communications and investor relations in 1989.

Boehne began his media career in newspapers. Before joining the Scripps corporate staff, he was a business reporter and editor at The Cincinnati Post, where he covered Wall Street and national economic trends. Prior to the Post, he held various reporting and management positions with a variety of publications.

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About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop At Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 51 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert, For Better or For Worse and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: Stautberg@scripps.com

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